EXHIBIT 99.1

Central Vermont Public Service

NEWS RELEASE

Contact: Steve Costello (802) 747-5427     (802) 775-0486 (home)     (802) 742-3062 (pager)
For Immediate Release: March 29, 2005

PSB orders rate reduction, refund
Central Vermont Public Service is reviewing a Vermont Public Service Board order issued today in the company's rate case. The board ordered a 1.88 percent rate decrease effective April 7, and refunds equivalent to 1.25 percent for the previous 12 months.

"We're disappointed, but we want to digest the order, and develop an appropriate plan for moving forward," CVPS spokesman Steve Costello said.

"Regardless of this order, we have and will continue to work hard, with our regulators, to control costs and ensure customers receive the service they expect," Costello said. "We are committed to continually improving service while managing costs."

CVPS applied for an increase of 5.01 percent last year, while the Department of Public Service sought a 6 percent rate decrease retroactive to April 7, 2004, along with a decrease of 7.16 percent this year.

During the proceedings, the company asked for and received permission to carry over 2004 earnings in excess of an 11 percent return on equity to 2005. That, along with a power cost settlement with the Department of Public Service and some corrections in the cost of service filing, reduced the increase the company sought to 2.9 percent.

CVPS has had just one rate increase in the past five years, 3.95 percent, on July 1, 2001. In the past five years, the CPI has increased by 15.6 percent.